Exhibit 99.1

Neumora Therapeutics Reports Fourth Quarter and Full Year 2025 Financial Results and Provides Business Update

New data for NMRA-511 supports unsurpassed clinical effect in a pre-specified population comparable to Rexulti and Auvelity pivotal studies

KOASTAL-2 and -3 fully enrolled in the first quarter of 2026; on track for topline readout in the second quarter of 2026

NMRA-898 selected as lead program in M4 franchise based on promising clinical results from ongoing Phase 1 study

Strong financial position with $182.5 million in cash, cash equivalents and marketable securities expected to support operations into the third quarter of 2027

Company to host conference call today at 8:00 a.m. ET

WATERTOWN, Mass., March 30, 2026 – Neumora Therapeutics, Inc. (Nasdaq: NMRA), a clinical-stage biopharmaceutical company with a therapeutics pipeline consisting of programs that target novel mechanisms of action for a broad range of underserved, prevalent diseases, today announced financial results for the fourth quarter and full year ended December 31, 2025, and provided a business update.

“We saw significant progress in 2025, laying the foundation for a catalyst-rich year ahead as we advance our pipeline of next-generation therapies for people living with brain diseases,” said Paul L. Berns, co-founder, chairman and chief executive officer of Neumora. “In the first quarter of 2026, we confirmed next steps for navacaprant and our M4 franchise, as well as generated compelling results supporting the potential unsurpassed profile of NMRA-511 in Alzheimer’s disease agitation, which we built upon today with the announcement of additional data from a pre-specified analysis.”

KEY PIPELINE HIGHLIGHTS

NMRA-511: New Phase 1b data from pre-specified analysis further reinforce potential best-in-class profile in Alzheimer’s disease (AD) agitation

Following the topline Phase 1b results announced in January 2026, Neumora today announced new data from a pre-specified analysis of the Phase 1b study in patients with a Neuropsychiatric Inventory Agitation/Aggression (NPI-AA) score ≥4, which aligns with the enrollment criteria from other sponsors’ pivotal studies.

Key findings from the pre-specified analysis include:

•
53 patients were included in the pre-specified analysis set of NPI-AA ≥4.
•
In this population, patients treated with NMRA-511 demonstrated a Cohen’s d effect size of 0.34 on the Cohen-Mansfield Agitation Inventory (CMAI) total score and 0.51 on the CMAI aggression sub-factor score at Week 8.
•
NMRA-511 demonstrated unsurpassed effect sizes across other endpoints in the pre-specified analysis, including Clinical Global Impression-Severity (CGI-S) agitation, and NPI-AA.
•
NMRA-511 continued to demonstrate a favorable tolerability and safety profile consistent with what was seen in the topline analysis.

Neumora plans to report data from a multiple ascending dose (MAD) expansion cohort evaluating higher doses of NMRA-511 in the second half of 2026 and to initiate a Phase 2 study with NMRA-511 in Alzheimer's disease agitation in the first quarter of 2027.

Navacaprant: Joint readout of KOASTAL-2 and -3 expected in the second quarter of 2026

Neumora today announced that the KOASTAL-2 and -3 studies were fully enrolled in the first quarter of 2026, with more than 400 patients enrolled in each study. The Company expects a joint topline data readout for KOASTAL-2 and -3 in the second quarter of 2026 including topline data for each study as well as pre-specified analyses with more than 450 patients enrolled after study optimizations in early 2025.

M4 Positive Allosteric Modulator (PAM) Franchise: Neumora plans to advance NMRA-898 for development in schizophrenia

Neumora today announced that it has designated NMRA-898 as the lead program in its M4 franchise. The Company believes that NMRA-898 is well suited for continued development in schizophrenia based on promising clinical results from an ongoing Phase 1 study, including:

•
NMRA-898 demonstrated an approximately 80-100-hour half-life in humans to date, confirming the potential for once-daily dosing and supporting development advantages.
•
Exposures were dose proportional with low variability and predicted free exposures in the brain above in vitro M4 EC50 levels.
•
Exposure-dependent increases in heart rate, of similar magnitude to those demonstrated by Cobenfy (KarXT), providing pharmacodynamic evidence of target engagement.
•
NMRA-898 was safe and well-tolerated at all doses tested to date.

Neumora is conducting a MAD study with NMRA-898 in healthy volunteers and patients with stable schizophrenia. The goal of the study is to identify a maximum tolerated dose of NMRA-898 and confirm CNS penetration via CSF exposure. The Company expects to report data from the study in the second half of 2026.

NMRA-215: 12-week diet induced obesity (DIO) study provides support for potential use in switch and maintenance settings; clinical studies expected to initiate in the first quarter of 2027

Neumora today provided an update on its NMRA-215 development program in obesity, including new positive 12-week DIO data, as well as findings from a separate 13-week rat toxicology study.

The new 12-week DIO study reinforces the potential of NMRA-215 for the treatment of obesity in both the mechanism of action switch and weight loss maintenance paradigms:

•
NMRA-215 demonstrated sustained, semaglutide-like weight loss in DIO mice at 12 weeks following a mechanism-of-action switch from semaglutide monotherapy to NMRA-215 monotherapy at week 8.
•
Following a switch from a combination of semaglutide and NMRA-215 to NMRA-215 monotherapy alone at week 8, DIO mice maintained weight loss similar to mice who received semaglutide monotherapy for the entire study duration by week 12.

Neumora has successfully completed 28-day rat and dog and 13-week dog toxicology studies with NMRA-215. Each study identified a No Observed Adverse Effect Level (NOAEL) with high margins to predicted human exposures of NMRA-215 that Neumora believes will achieve sustained IC90 concentrations in the brain.

Separately, in a 13-week rat toxicology study, unexpected adverse findings were observed in 5 of the 142 animals. The findings were not dose dependent and are not associated with a known on-target or molecule related effect. Neumora believes these findings may be related to a study conduct issue, and has opened a for-cause audit of the 13-week rat toxicology study.

In parallel, Neumora is repeating the 13-week rat toxicology study with a different contract research organization and now expects to bring NMRA-215 into the clinic in the first quarter of 2027. The Company will provide guidance on expected data readouts from the clinical program when it is initiated.

FOURTH QUARTER AND FULL YEAR 2025 FINANCIAL RESULTS

•
Cash Position: As of December 31, 2025, Neumora had cash and cash equivalents of $182.5 million.
•
Financial Guidance: The Company expects that its cash, cash equivalents and marketable securities as of December 31, 2025, will enable it to fund its operating plan into the third quarter of 2027.
•
R&D Expense: Research and development expenses for the fourth quarter of 2025 were $44.7 million, as compared to $45.9 million for the same period in 2024. Research and development expenses for the full year ended December 31, 2025 were $176.1 million, as compared to $200.9 million for the same period in 2024. This decrease was primarily due to a reduction in navacaprant program expenses following the completion of the KOASTAL-1 study, lower personnel related costs, and a reduction in expense incurred under research and collaboration agreements with Amgen, partially offset by an increase in preclinical research and manufacturing.
•
G&A Expense: General and administrative expenses for the fourth quarter of 2025 were $13.8 million, as compared to $17.0 million for the same period in 2024. General and administrative expenses for the full year ended December 31, 2025, were $60.1 million, as compared to $62.5 million for the same period in 2024. The decrease was primarily attributable to reduced consulting and personnel-related costs.
•
Net Loss: The Company reported a net loss of $59.4 million for the fourth quarter of 2025, as compared to $58.8 million for the same period in 2024. Neumora reported a net loss of $236.9 million for the full year ended December 31, 2025, as compared to $243.8 million for the same period in 2024.

About Neumora

Neumora Therapeutics, Inc. is a clinical-stage biopharmaceutical company founded to confront the greatest medical challenges of our generation by taking a fundamentally different approach to the way treatments for brain diseases are developed. Our therapeutic pipeline currently consists of programs that target novel mechanisms of action for a broad range of underserved, prevalent diseases. Neumora’s mission is to redefine neuroscience drug development by bringing forward the next generation of novel therapies that offer improved treatment outcomes and quality of life for patients.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements about Neumora Therapeutics, Inc. (the “Company,” “we,” “us,” or “our”) within the meaning of the federal securities laws, including statements related to: Neumora’s intention to redefine neuroscience drug development by bringing forward the next generation of novel therapies that offer improved treatment outcomes and quality of life for patients; the timing, progress and plans for its therapeutic development programs, including the timing of clinical trial initiation and data readouts, support for continued development, and upcoming milestones and catalysts; results from a pre-clinical toxicology study; expectations and projections regarding future operating results and financial performance, including the sufficiency of its cash resources and expectation of the timing of its cash runway; and other statements identified by words such as “could,” “expects,” “intends,” “may,” “plans,” “potential,” “should,” “will,” “would,” or similar expressions and the negatives of those terms. Other than statements of historical facts, all statements contained in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties that could cause the actual results to be materially different from the information expressed or implied by these forward-looking statements, including, among others: comparisons to efficacy results from other sponsors should be interpreted with caution due to differences in compounds, study designs, subject characteristics, and other factors that may limit direct comparability; the risks related to the inherent uncertainty of clinical drug development and unpredictability and lengthy process for obtaining regulatory approvals; risks related to the timely initiation and enrollment in our clinical trials; risks related to our reliance on third parties, including CROs; risks related to serious or undesirable side effects of our therapeutic candidates; risks related to our ability to utilize and protect our intellectual property rights; and other matters that could affect sufficiency of capital resources to fund operations. For a detailed discussion of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Neumora’s business in general, please refer to the risk factors identified in the Company’s filings with the Securities and Exchange Commission (SEC), including but not limited to its Annual Report on Form 10-K for the year ended, December 31, 2025 which was filed with the SEC on March 30, 2026. Forward-looking statements speak only as of the date hereof, and, except as required by law, Neumora undertakes no obligation to update or revise these forward-looking statements. Our results for the quarter ended December 31, 2025 are also not necessarily indicative of our operating results for any future periods.

Financial Tables

NEUMORA THERAPEUTICS

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Operating expenses:
Research and development	$44,670	$45,912	$176,065	$200,927
General and administrative	13,810	17,010	60,091	62,537
Acquired in-process research and development	—	—	5,000	—
Total operating expenses	58,480	62,922	241,156	263,464
Loss from operations	(58,480)	(62,922)	(241,156)	(263,464)
Other income (expense):
Interest income	1,335	4,088	8,344	19,933
Interest expense	(2,036)	—	(3,219)	—
Other income (expense), net	(268)	15	(767)	(78)
Total other income	(969)	4,103	4,358	19,855
Net loss before income taxes	(59,449)	(58,819)	(236,798)	(243,609)
Provision for income taxes	—	—	130	178
Net loss	$(59,449)	$(58,819)	$(236,928)	$(243,787)
Other comprehensive loss:
Unrealized gain (loss) on marketable securities	(9)	(43)	(62)	138
Comprehensive loss	$(59,458)	$(58,862)	$(236,990)	$(243,649)
Net loss per share, basic and diluted	$(0.35)	$(0.37)	$(1.45)	$(1.53)
Weighted-average shares outstanding, basic and diluted	168,518	160,984	163,391	159,377

Consolidated Balance Sheets

(in thousands)

	December 31, 2025	December 31, 2024
Cash, cash equivalents and marketable securities	$182,530	$307,578
Total assets	$191,047	$316,972
Total liabilities	$87,176	$29,908
Total stockholders’ equity	$103,871	$287,064

Neumora Contact

Helen Rubinstein

617-402-5700

Helen.Rubinstein@neumoratx.com